Exhibit 99.1 pg 1 of 2

International Paper Announces Changes to Its Board of Directors

Jamie A. Beggs and Scott A. Tozier to Join as Newest Board Members

Ilene S. Gordon to Retire from the Board

MEMPHIS, Tenn., May 23, 2024 — International Paper (“IP”) (NYSE: IP) announced that Jamie A. Beggs and Scott A. Tozier have been elected to IP’s Board of Directors, effective May 21, 2024. The company also announced that Ilene S. Gordon has retired from the Board citing personal and health reasons, effective May 21, 2024.

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Ms. Beggs, age 47, currently serves as Senior Vice President and Chief Financial Officer of Avient Corporation (NYSE: AVNT), a premier provider of specialized and sustainable materials solutions and services. In her current role, she is responsible for all areas of finance and investor relations, as well as, at times, information technology and corporate communications. She is also helping lead the organization through a strategy focused on long-term sales growth leveraging innovative and sustainable solutions, growth into new end markets and geographies, and expansion of EBITDA margins. Previously, Ms. Beggs served as Senior Vice President and Chief Financial Officer at Hunt Consolidated and prior to that, spent a decade in various roles at Celanese Corporation. Ms. Beggs earned her Bachelor of Business Administration and her Master of Professional Accounting from The University of Texas at Austin in 1999. She is also a certified public accountant.

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Mr. Tozier, age 58, currently serves as a strategic advisor at Albemarle Corporation, (NYSE: ALB), a global leader in providing essential elements for mobility, energy, connectivity, and health. From 2011–2023, he served as the Executive Vice President and Chief Financial Officer of Albemarle Corporation, where he led a team of over 500 employees around the world responsible for all aspects of financial management, M&A, sustainability, and at times, information technology, corporate procurement, and logistics and shared services. Under his leadership, Albemarle’s revenues grew from $2.9 billion in 2011 to $7.3 billion in 2022 and market cap grew from $5B in 2011, peaked at $38B in 2022, and is currently at ~$14B. Mr. Tozier was also part of the leadership team that laid the strategy for M&A activities as well as divesting of businesses that did not fit the company’s growth profile. Previously, he spent 16 years with Honeywell, where he held senior financial positions in the U.S., Australia, and Europe. Mr. Tozier earned a Bachelor of Business Administration in Accounting and Information Systems from the University of Wisconsin-Madison in 1988 and his Master of Business Administration from the University of Michigan in 1994. He is also a certified public accountant.

Ms. Beggs and Mr. Tozier will each be appointed to the Audit and Finance Committee and the Public Policy and Environment Committee effective May 21, 2024.

Exhibit 99.1 pg 2 of 2

Mark S. Sutton, Chairman of IP said, “Jamie and Scott are seasoned, global executives who bring extensive financial expertise and business insight to IP’s Board of Directors. Jamie’s deep finance, IR and audit experience in asset-intensive industries growing into new geographies, combined with Scott’s track record of guiding businesses through strategic transformations, including significant M&A, will be invaluable as we embark on our next phase of growth.”

Sutton continued, “I am very appreciative to Ilene for her many contributions to the IP Board over the past 12 years. We are grateful for her insight and guidance throughout her tenure, for her nearly five years as the Board’s lead independent Presiding Director, as well as her leadership as chair of the Governance Committee.”

With these changes, the IP Board will consist of 11 directors, nine of whom are classified as independent directors. At its May 14, 2024, regular meeting, the Board appointed Clinton A. Lewis, Jr., as chair of the Governance Committee.

About International Paper

International Paper (NYSE: IP) is a global producer of sustainable packaging, pulp and other fiber-based products, and one of the world’s largest recyclers. Headquartered in Memphis, Tenn., we employ approximately 39,000 colleagues globally who are committed to creating what’s next. We serve customers worldwide, with manufacturing operations in North America, Latin America, North Africa and Europe. Net sales for 2023 were $18.9 billion. Additional information can be found by visiting internationalpaper.com.

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Contacts

Investors

Mark Nellessen Mark.Nellessen@ipaper.com +1 901 419 1731	Michele Vargas Michele.Vargas@ipaper.com + 901 419 7287

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Amy Simpson

newsroom@ipaper.com

+1 901 419 4964